AMENDMENT NO. 8 TO THE AMENDED AND RESTATED
MASTER TRUST AGREEMENT1

This AMENDMENT NO. 8 TO AMENDED AND RESTATED MASTER TRUST AGREEMENT (“Amendment No. 8”) is made effective as of 30 March, 2018 (“Amendment Effective Date”) by and between MoneyGram Payment Systems, Inc. (“MoneyGram”), a Delaware corporation with a principal place of business at 2828 N. Harwood, Dallas, TX 75201 and Walmart Inc. f/k/a Wal-Mart Stores, Inc. (“Walmart”), a Delaware corporation, with a principal place of business at 702 SW 8th Street, Bentonville, AR 72716. MoneyGram and Walmart are collectively referred to in this Amendment No. 8 as the “Parties” and each individually as a “Party.
WHEREAS, MoneyGram and Walmart effective February 1, 2016 entered into that certain Amended and Restated Master Trust Agreement, as amended, (collectively the “Agreement”), pursuant to which, among other things, MoneyGram appointed Walmart as its limited agent and authorized delegate for the sole purpose of offering and selling Services;
WHEREAS, MoneyGram and Walmart now desire to amend the Agreement as of the Amendment Effective Date as set forth in this Amendment No. 8;
NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the Parties agree as follows:

1.	Capitalized terms used in this Amendment No. 8 and not specifically defined in this Amendment No. 8 shall have the meaning set forth in the Agreement.

2.	Term. The Parties agree to replace Section 9(a) of the Agreement in its entirety with the following Section:
9.(a).    Term; Termination.
This Agreement shall commence at 12:01 a.m. on the “Effective Date” and shall continue for two (2) years from the Amendment Effective Date (the “Initial Term”). Upon expiration of the Initial Term, this Agreement shall be subject to automatic successive renewals of one (1) year terms (each a “Renewal Term”), unless either Party notifies the other of its election to terminate the Agreement at least one hundred eighty days prior to the expiration of the Initial Term or any Renewal Term. The Initial Term and any Renewal Term may also be collectively referred to as the “Term.”

3.
Marketing. Notwithstanding anything to the contrary contained in the Agreement, the Parties agree the Marketing Allowance in Attachment C Money Transfer Attachment Section N (i), earned in Contract Year 2017 to be used in Contract Year 2018 will be used to market Walmart2World, as agreed to by the parties.

__________________________

[1]
The appearance of [*] denotes confidential information that has been omitted from this Exhibit 10.6 and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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4.	MGI IGD Allowance. The Parties agree the IGD Allowance in Attachment C Money Transfer Attachment, Section N (ii) of the Agreement will be deleted and replaced with the following.
(ii) MoneyGram will provide an allowance to support innovation, growth and development of all MoneyGram services at Walmart. The allowance will be calculated on a [*] basis commencing as of February 1, 2018 and continuing for the Term of the Agreement. The [*] allowance will be an amount equal to [*] (the “MGI IGD Allowance”). The allowance fund shall not exceed [*] at any given point in time. The MGI IGD Allowance will be used as mutually agreed by the Parties. Both Parties will meet at the beginning of Walmart’s new fiscal each year to determine the overall budget and priority project roadmap for IGD fund expenditures for that year. During each quarterly business review both Parties will review the budget and roadmap for adjustments. [*] Upon termination of the Agreement any MGI IGD Allowance amounts not disbursed will remain with MoneyGram.

5.
The “List of Attachments” page of the Agreement immediately following the signature page is amended to insert the following after “Attachment N, Walmart 2 Walmart Mexico MoneyGram Money Transfer Addendum:

ATTACHMENT O    Walmart2WORLD MONEY TRANSFER ADDENDUM

6.
The Agreement is amended by adding, immediately following Attachment N, “Attachment O, Walmart2World Money Transfer Addendum” that is attached to this Amendment No. 8 and incorporated into this Amendment No. 8 by this reference.

7.
Each Party acknowledges and agrees that each and every provision of this Amendment No. 8, including the recitals and any “whereas” clauses, is contractual in nature and binding on the Parties. Except as expressly set forth in this Amendment No. 8, nothing in this Amendment No. 8 will modify, alter or amend any provision or term of the Agreement.

[*] Please refer to footnote 1 on page 1 of this Exhibit 10.6.

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IN WITNESS HEREOF, the Parties have caused this Amendment No. 8 to be executed by their fully authorized representatives as of the Amendment Effective Date.

WALMART STORES, INC.	MONEYGRAM PAYMENT SYSTEMS, INC.
By: /s/ Daniel Eckert________________	By: /s/ W. Alexander Holmes_________
Name: Daniel Eckert	Name: W. Alexander Holmes
Title: Senior Vice President, Walmart Services	Title: Chief Executive Officer
Date:	Date:

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ATTACHMENT O
WALMART2WORLD MONEY TRANSFER ADDENDUM

MoneyGram

Walmart2World
MONEY TRANSFER ADDENDUM
to the Amended and Restated Master Trust Agreement

A.
Incorporation; Authorization; Certain Definitions. This Walmart2World Money Transfer Addendum (the “Walmart2World Addendum”) is entered into by and between MoneyGram Payment Systems, Inc. (“MoneyGram”) and Wal-Mart Stores, Inc. (“Walmart”) as of the Amendment Effective Date and is a part of, and incorporated into, that certain Amended and Restated Master Trust Agreement, effective February 1, 2016 by and between Walmart and MoneyGram (as amended, the “Agreement”). Pursuant to this Walmart2World Addendum, MoneyGram hereby authorizes Walmart to sell, and Walmart agrees to offer and sell, the Walmart2World Money Transfer Services at physical Agent Locations in the United States.

B.	Terms used herein which are not defined in this Walmart2World Addendum shall have the meaning set forth in the Agreement.

C.
Certain Definitions. The following capitalized terms shall have the meanings given below. Any other capitalized terms used but not defined in this Walmart2World Addendum shall have the meaning given to them in the Agreement.

“Consumer Exchange Rate” means the daily exchange rate specified by MoneyGram when providing the Money Transfer Services.
“Currency Exchange Rate Provider” means the provider of a Currency Exchange Rate, including without limitation, Reuters, the central bank of a country, a designated agent, or another provider of exchange rates as may be designated by MoneyGram from time to time.
“Foreign Exchange Margin,” (“FX Margin”), means the percentage difference between the Consumer Exchange Rate and the Wholesale Exchange Rate, expressed in the formula where the Consumer Exchange Rate is A, the Wholesale Exchange Rate is B, and the FX Margin is C: ((B-A)/B)*100 = C
For illustration purposes only: An example of the FX Margin for the Mexican PESO is:
((18.1255 - 17.9080)/18.1255 * 100 = 1.2%
“Transfer Amount” means the funds collected from a consumer for purposes of being transferred to a recipient, excluding all fees.
“Walmart2World Money Transfer Services” means a money transmission service offered by Walmart under the name “Walmart2World,” herein after referred to as “Walmart2World,” with such service being initiated in whole or in part (1) at an Agent Location in the United States and (2) the resulting transactions being disbursed at a MoneyGram Agent Location outside of the United States or Puerto Rico.

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 “Wholesale Exchange Rate” means the daily exchange rate specified by MoneyGram’s Currency Exchange Rate Provider.

D.
Forms. The Money Transfer Form agreed upon by the Parties as of the Effective Date for use with respect to Walmart2World Money Transfer Services is attached to this Walmart2World Addendum as Attachment O-1. Any modifications or changes to the MoneyGram Transfer Form and Money Transfer Form are subject to the provisions and requirements of Section 6(e) of the Agreement; however, no modification or change will require an amendment to this Attachment O or the Agreement.

E.
Money Transfer Procedures. As with all other MoneyGram money transfer services offered and sold by Walmart, Walmart shall use various security measures, log-ins and passwords in connection with the Equipment and Interface to conduct the Walmart2World Money Transfer Services. Such security measures, log-ins and passwords may be referred to hereafter as the “Walmart Security Measures.” It is Walmart’s obligation to ensure that the Walmart Security Measures are kept confidential and secure. Walmart agrees to take all commercially reasonable precautions necessary to prevent disclosure of the Walmart Security Measures and access to the Walmart2World Money Transfer Services by unauthorized persons and will promptly notify MoneyGram if Walmart knows or suspects that the Walmart Security Measures have been compromised or otherwise disclosed. Walmart shall be liable for all use or misuse of the Walmart Security Measures, unless such misuse is the result of acts, errors or omissions of MoneyGram, its employees, agents or representatives. The Parties shall assist each other in investigating the circumstances of any misuse of the Walmart Security Measures. Walmart hereby acknowledges that MoneyGram will refuse to authorize transactions if the correct Walmart Security Measures are not provided. Walmart agrees that MoneyGram, in its reasonable discretion, shall have the right, at any time, to refuse any Walmart2World Money Transfer Services transaction request.

F.	Transfer Send Transactions.
a. The Walmart2World Money Transfer Services may only be offered for transactions where the Transfer Amount is between US$.01 (inclusive) and US$2,500.00 (inclusive). For each such Transfer Send conducted at an Agent Location where the consumer chooses the Walmart2World Money Transfer Service for a Transfer Amount in the above-referenced range, such Agent Location shall collect from the consumer the Transfer Amount and the applicable Consumer Fee as defined in Section G below. As tender for the Walmart2World Money Transfer Services, Walmart shall accept from consumers either (1) cash, (2) PIN debit cards, or (3) such other forms of payment specifically approved by MoneyGram. Walmart’s acceptance of payment, regardless of payment type, is at Walmart’s sole and exclusive risk and Walmart shall be liable to MoneyGram for all amounts related to any Transfer Send initiated by Walmart, regardless of whether Walmart ultimately receives good funds from the consumer.

G.	Walmart2World Consumer Fees.

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a.	“Walmart2World Consumer Fee” shall be set by MoneyGram and may be modified from time to time by mutual agreement of the Parties. The Consumer Fees as of the Effective Date are:
Transfer Amount        W2W Consumer Fee
$0 - $50.00            $4.00
$50.01 - $1,000.00        $8.00
$1,000.01 - $2,500.00        $16.00

H.
Foreign Exchange Margin. MoneyGram will establish the FX Margin for each currency in accordance with a mutually agreed upon FX Framework. Walmart is committed to saving customers money so they can live better through an Every Day Low Cost (EDLC), Every Day Low Price (EDLP) model. MoneyGram is equally committed to this goal and will offer FX rates that result in a total cost to consumers that is highly competitive to similar walk-in services offered in the region [*]. MoneyGram may adjust the FX Margin for a given country within agreed upon parameters of the FX Framework and [*]. [*] as compared to MoneyGram’s walk-in, cash to cash, branded money transfer business and other similar providers of money transfers where Consumer Exchange Rates are applicable, except that transactions conducted on the Co-Branded MtaaS Website will be excluded from such comparison. Further, MoneyGram agrees, where Consumer Exchange Rates are applicable, the blended FX Margin for Walmart2World will be [*] for MoneyGram’s walk-in, cash to cash, branded money transfer business at Walmart and [*] for MoneyGram’s walk-in, cash to cash, branded money transfer business outside Walmart in the U.S.

I.	Money Transfer Processing Fee
For each Transfer Send transaction performed at an Agent Location under the Walmart2World Money Transfer Service, Walmart agrees [*] (the “Walmart2World Money Transfer Processing Fee”).

J.
Remittances/Settlement. Settlement of amounts due to MoneyGram for transactions performed under the Walmart2World Money Transfer Services shall be settled as part of the established settlement procedure for money transfers between MoneyGram and Walmart set forth in Attachment C to the Agreement

K.
Term and Termination. This Walmart2World Addendum shall commence on the Amendment Effective Date and continue for the Term of the Agreement, unless the Agreement is terminated prior to the end of the Term in accordance with Section 9 of the Agreement.

L.	Marketing; Innovation Growth and Development; Support and Assistance.

[*] Please refer to footnote 1 on page 1 of this Exhibit 10.6.

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To assist the Parties in the promotion of the Walmart2World Money Transfer Services, MoneyGram agrees to fund [*] during the 2018 Contract Year and [*] during the 2019 Contract Year of the Term (the “Walmart2World Marketing Allowance”). MoneyGram will hold the Walmart2World Marketing Allowance and will disburse funds to reimburse a party for mutually agreed upon promotions. Walmart may engage third parties to perform mutually agreed promotions; MoneyGram will provide reimbursement to Walmart, upon receiving appropriate documentation, from the Walmart2World Marketing Allowance for such expenses. The Walmart2World Marketing Allowance allocated per Contract Year will be used for mutually agreeable promotions each year, [*]. For the avoidance of doubt, The Walmart2World Marketing Allowance is in addition to the MGI IGD Allowance set forth in Attachment C Section N (ii).

M.	CO-BRANDED MTaaS WEBSITE
MoneyGram agrees to offer the Walmart2World Money Transfer Services on the Co-Branded MTaaS Website as per Attachment M of Amendment No. 1 to the Agreement, with the following provisions:

a.	Transactions conducted via Walmart2World will be [*], both of Attachment M of Amendment No. 1.

b.
The consumer fee and FX margin offered for the Walmart2World service on the Co-Branded MTaaS Site will be the same as per section G. Walmart2World Consumer Fee and section H. Foreign Exchange Margin of this Amendment No. 8.

c.	MoneyGram and Walmart agree to review transactions for the Walmart2World service on the Co-Branded Website [*].

N.
Miscellaneous. In the event of any conflict between the terms of this Walmart2World Addendum and the terms of the Agreement with respect to the subject matter hereof, the terms of this Walmart2World Addendum shall control.

[*] Please refer to footnote 1 on page 1 of this Exhibit 10.6.

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